Exhibit 99.1

Nabriva Therapeutics Reports First Quarter 2021 Financial Results and
Provides Corporate Updates

-First quarter of full complement of 60 sales representatives further expanding the reach of XENLETA® (lefamulin) and SIVEXTRO® (tedizolid phosphate) in the community-

-Commenced exclusive distribution of SIVEXTRO in the U.S. on April 12, 2021 and moving forward will record 100% of net product sales of SIVEXTRO in results of operations-

-Conference call today at 4:30 p.m. Eastern Time-

Dublin Ireland, May 6, 2021 – Nabriva Therapeutics plc (NASDAQ: NBRV), a biopharmaceutical company engaged in the commercialization and development of innovative anti-infective agents to treat serious infections, today announced its financial results for the three months ended March 31, 2021 and provided a corporate update.

“Our commercial efforts continue to accelerate, strengthening awareness and laying the groundwork for prescription growth for both SIVEXTRO and XENLETA in the community. In spite of a dramatic reduction in influenza-like illnesses to historical lows as a result of the impact of COVID-19 hygienic protocols, we are especially encouraged by the trends we have recently seen in our ability to increase call frequency, especially the significant increase in face-to-face interactions with health care providers which has increased 14% in the last 2 months to 64%,” said Ted Schroeder, Chief Executive Officer of Nabriva Therapeutics.

Mr. Schroeder continues “Given the data we have on the performance of SIVEXTRO while it was actively promoted in the past, our initial efforts are hyper-focused on re-establishing SIVEXTRO prescribers to accelerate the return of SIVEXTRO to peak levels of prescription demand. We anticipate several macro forces may augment our efforts including the continued expansion of COVID-19 vaccination and easing of restrictions across the U.S., while also entering the warm weather months when the incidence of acute bacterial skin and skin structure infections (ABSSSI) typically peaks.”

Mr. Schroeder added, “These encouraging trends in face-to-face interactions should also benefit XENLETA prescriber adoption. We continue to advance our sales efforts to prepare the market for the fall and winter, when community-acquired bacterial pneumonia (CABP) is most prevalent. We believe an unmet medical need exists for the treatment of CABP in patients with co-morbidities such as diabetes or COPD. XENLETA is a short-course, 5-day treatment option that provides equivalent effectiveness as a 7-day treatment course with a respiratory fluoroquinolone, is well tolerated and has a novel mechanism of action to combat the growing threat of antimicrobial resistance, and offers prescribers an important addition to their armamentarium in this difficult to treat patient population.”

Mr. Schroeder continues, “We also recently initiated distribution of SIVEXTRO under the Nabriva National Drug Code (NDC), enabling us to recognize 100% of SIVEXTRO net sales and related cost of product sales in our results of operations. In preparation for this demand, the three largest US wholesalers have purchased

SIVEXTRO from Nabriva beginning the week of April 12, 2021, and we will recognize these sales in our Q2 2021 financial results.”

Corporate and Development Updates

●	On April 12, 2021, Nabriva began exclusive distribution of SIVEXTRO under the Nabriva National Drug Code and will recognize 100% of net product sales and related cost of product sales of SIVEXTRO in its results of operations beginning on April 12, 2021. Going forward, the company expects an improvement in profitability as a result of launching its own NDC. Nabriva expects to record gross sales that are approximately a mid to high single digit multiple of the previously recorded collaboration revenue. These gross sales would then be subject to the standard gross-to-net deductions to arrive at a reported net sales number.

●	On April 5, 2021, the Food and Drug Administration (FDA) granted Nabriva an extension for the re-submission of the New Drug Application for CONTEPO with the FDA to June 19, 2022. The extension of the re-submission timeline was granted due to the ongoing COVID-related travel restrictions that have impacted the Agency’s ability to conduct onsite inspections of foreign manufacturing facilities. The extension provides the Agency adequate time to assess the application of the recently issued guidance entitled “Remote Interactive Evaluations for Oversight of Drug Facilities During COVID-19” to the CONTEPO re-submission.

●	On March 10, 2021, Nabriva’s Board of Directors elected Steven Gelone, Pharm D, as a member of its Board of Directors. Dr. Gelone has served as Nabriva’s President and Chief Operating Officer since July 24, 2018.

●	On March 1, 2021, Nabriva announced that it had entered into a definitive agreement with certain healthcare-focused and institutional investors for the purchase and sale of ordinary shares (or pre-funded warrants in lieu thereof) and warrants in a registered direct offering priced at-the-market under Nasdaq rules for aggregate net proceeds of $23.4 million, after deducting the placement agent fees and offering expenses.

●	On February 26, 2021, Nabriva announced the appointment of Daniel Dolan as Chief Financial Officer (CFO), effective as of the close of business on March 12, 2021. Mr. Dolan replaced Gary Sender who retired from Nabriva. Mr. Sender has agreed to serve as a consultant to Nabriva at least through the remainder of 2021 to support Mr. Dolan’s transition into the CFO role.

Financial results

Three Months Ended March 31, 2020 and 2021

●	Revenues increased by $1.7 million from $0.8 million for the three months ended March 31, 2020 to $2.5 million for the three months ended March 31, 2021, primarily due to an increase of $1.9 million of collaboration revenues for the three months ended March 31, 2021 which includes $0.7 million related to the restructured license agreement with Sinovant, which is being recognized over the estimated period the manufacturing collaboration and regulatory support will be provided to Sinovant, as well as $1.0 million of our share of revenues associated with the SIVEXTRO distribution agreement.

●	Research and development expenses decreased by $1.1 million from $4.9 million for the three months ended March 31, 2020 to $3.9 million for the three months ended March 31, 2021. The decrease was primarily due to a $0.3 million decrease in stock-based compensation expense, a $0.6 million decrease in staff costs, a $0.2 million decrease in research materials and purchased services, and a $0.1 million decrease in travel costs.

●	Selling, general and administrative expense decreased by $4.0 million from $16.0 million for the three months ended March 31, 2020 to $12.0 million for the three months ended March 31, 2021. The decrease was primarily due to a $4.8 million decrease in staff costs due to the reduction of headcount, a $0.6 million decrease in stock-based compensation expense, a $0.7 million decrease in travel costs, a $0.5 million decrease in professional fees partly offset by a $2.5 million increase in advisory and external consultancy expenses primarily related to commercialization activities and professional service fees.

●	Interest expense decreased $0.8 million from $1.0 million for the three months ended March 31, 2020 to $0.2 million for the three months ended March 31, 2021, driven by the repayment of $30.0 million of debt to Hercules during the three months ended March 31, 2020. Nabriva also recorded a one-time non-cash $2.7 million loss during the three months ended March 31, 2020 on the extinguishment resulting from the prepayment.

●	Net operating loss decreased $9.3 million from a $23.3 million loss for the three months ended March 31, 2020, compared to a $14.0 million loss for the three months ended March 31, 2021.

●	As of March 31, 2021, Nabriva had $54.8 million in cash and cash equivalents. Based on its current operating plans, Nabriva expects that its existing cash resources, will be sufficient to enable it to fund its operating expenses, debt service obligations and capital expenditure requirements into the fourth quarter of 2021.

Please refer to our Annual Report on Forms 10-K for the fiscal year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the U.S. Securities and Exchange Commission, for additional information regarding the Company’s business and financial results.

Company to Host Conference Call

Nabriva’s management will host a conference call today at 4:30 p.m. ET to discuss the financial results and recent corporate highlights. The dial-in number for the conference call is (866) 811-8671 for domestic participants and (409) 981-0874 for international participants, with Conference ID # 8359049. A live webcast of the conference call can be accessed through the “Investors” tab on the Nabriva Therapeutics website at www.nabriva.com. A replay will be available on this website shortly after conclusion of the event for 90 days.

About Nabriva Therapeutics plc

Nabriva Therapeutics is a biopharmaceutical company engaged in the commercialization and development of innovative anti-infective agents to treat serious infections. Nabriva Therapeutics received U.S. Food and Drug Administration approval for XENLETA® (lefamulin injection, lefamulin tablets), the first systemic pleuromutilin antibiotic for community-acquired bacterial pneumonia (CABP). Nabriva Therapeutics is also developing CONTEPO™ (fosfomycin) for injection, a potential first-in-class epoxide antibiotic for complicated urinary tract infections (cUTI), including acute pyelonephritis. Nabriva entered into an exclusive agreement with subsidiaries of Merck & Co. Inc., Kenilworth, N.J., USA to market, sell and distribute SIVEXTRO® (tedizolid phosphate) in the United States and certain of its territories.

About XENLETA

XENLETA (lefamulin) is a first-in-class semi-synthetic pleuromutilin antibiotic for systemic administration in humans discovered and developed by the Nabriva Therapeutics team. It is designed to inhibit the synthesis of bacterial protein, which is required for bacteria to grow. XENLETA’s binding occurs with high affinity, high specificity and at molecular sites that are different than other antibiotic classes. Efficacy of XENLETA was demonstrated in two multicenter, multinational, double-blind, double-dummy, non-inferiority trials assessing a total of 1,289 patients with CABP. In these trials, XENLETA was compared with moxifloxacin and in one trial, moxifloxacin with and without linezolid. Patients who received XENLETA had similar rates of efficacy as those taking moxifloxacin alone or moxifloxacin plus linezolid. The most common adverse reactions associated with XENLETA included diarrhea, nausea, reactions at the injection site, elevated liver enzymes, and vomiting. For more information, please visit www.XENLETA.com.

About SIVEXTRO

SIVEXTRO (tedizolid phosphate) was approved by the U.S. Food and Drug Administration in 2014. It is indicated in adults and pediatric patients 12 years of age and older for the treatment of acute bacterial skin and skin structure infections (ABSSSI) caused by susceptible isolates of the following Gram-positive microorganisms: Staphylococcus aureus (including methicillin-resistant (MRSA) and methicillin-susceptible (MSSA) isolates), Streptococcus pyogenes, Streptococcus agalactiae, Streptococcus anginosus group (including Streptococcus anginosus, Streptococcus intermedius and Streptococcus constellatus), and Enterococcus faecalis. To reduce the development of drug-resistant bacteria and maintain the effectiveness of SIVEXTRO and other antibacterial drugs, SIVEXTRO should be used only to treat ABSSSI that are proven or strongly suspected to be caused by susceptible bacteria. When culture and susceptibility information are available, they should be considered in selecting or modifying antibacterial therapy. In the absence of such data, local epidemiology and susceptibility patterns may contribute to the empiric selection of therapy.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Nabriva Therapeutics, including but not limited to statements about its ability to successfully commercialize XENLETA for the treatment of CABP, including the managed care coverage for XENLETA, the distribution and promotion of SIVEXTRO for the treatment of ABSSSI, the development of CONTEPO for Complicated Urinary Tract Infections (cUTI), the expansion of its commercial sales force, the clinical utility of XENLETA for CABP, SIVEXTRO for ABSSSI and of CONTEPO for cUTI, the impact on gross sales revenue from the recognition of SIVEXTRO sales in its results of operations, the impact of macro events on sales of SIVEXTRO and XENLETA, plans for and timing of the review of regulatory filings for CONTEPO, efforts to bring CONTEPO to market, the market opportunity for and the potential market acceptance of XENLETA for CABP, SIVEXTRO for ABSSSI and CONTEPO for cUTI, the development of XENLETA and CONTEPO for additional indications, the development of additional formulations of XENLETA and CONTEPO, plans for making lefamulin available in the European Union, Canada and China, plans to pursue research and development of other product candidates, plans to pursue business development initiatives, expectations regarding the ability of customers to satisfy demand for XENLETA with their existing inventory, expectations regarding the impact of the interruptions resulting from COVID-19 on its business, the sufficiency of Nabriva Therapeutics’ existing cash resources and its expectations regarding anticipated revenues from product sales and how far into the future its existing cash resources will fund its ongoing operations and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: Nabriva Therapeutics’ ability to successfully implement its commercialization plans for XENLETA and SIVEXTRO and whether market demand for XENLETA and SIVEXTRO is consistent with its expectations, Nabriva Therapeutics’ ability to build and maintain a sales force for XENLETA and SIVEXTRO, the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from clinical trials, whether results of early clinical trials or studies in different disease indications will be indicative of the results of ongoing or future trials, uncertainties associated with regulatory review of clinical trials and applications for marketing approvals, the availability or commercial potential of CONTEPO for the treatment of cUTI, the extent of business interruptions resulting from the infection causing the COVID-19 outbreak or similar public health crises, the ability to retain and hire key personnel, the availability of adequate additional financing on acceptable terms or at all and such other important factors as are set forth in Nabriva Therapeutics’ annual and quarterly reports and other filings on file with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Nabriva Therapeutics’ views as of the date of this press release. Nabriva Therapeutics anticipates that subsequent events and developments will cause its views to change. However, while Nabriva Therapeutics may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Nabriva Therapeutics’ views as of any date subsequent to the date of this press release.

CONTACTS:

For Investors

Kim Anderson

Nabriva Therapeutics plc

ir@nabriva.com

For Media

Andrea Greif

Ogilvy

andrea.greif@ogilvy.com

914-772-3027

Consolidated Balance Sheets

	As of	As of
(in thousands, except share data)	December 31, 2020	March 31, 2021
Assets
Current assets:
Cash and cash equivalents	$41,359	$54,788
Restricted cash	231	230
Short-term investments	16	16
Accounts receivable, net and other receivables	3,909	4,206
Inventory	5,823	8,974
Prepaid expenses	5,880	10,225
Total current assets	57,218	78,439
Property, plant and equipment, net	768	521
Intangible assets, net	80	65
Other non-current assets	370	383
Total assets	$58,436	$79,408
Liabilities and stockholders´ equity
Current liabilities:
Current portion of long-term debt	$2,041	$2,621
Accounts payable	2,889	3,636
Accrued expense and other current liabilities	12,844	11,292
Deferred revenue	750	750
Total current liabilities	18,524	18,299
Non-current liabilities
Long-term debt	5,686	5,177
Other non-current liabilities	1,091	941
Total non-current liabilities	6,777	6,118
Total liabilities	$25,301	$24,417
Stockholders’ Equity:
Ordinary shares, nominal value $0.01, 100,000,000 ordinary shares authorized at March 31, 2021; 21,078,781 and 35,412,821 issued and outstanding at December 31, 2020 and March 31, 2021, respectively	211	354
Preferred shares, par value $0.01, 100,000,000 shares authorized at March 31, 2021; None issued and outstanding	—	—
Additional paid in capital	579,123	614,817
Accumulated other comprehensive income	27	27
Accumulated deficit	(546,226)	(560,207)
Total stockholders’ equity	33,135	54,991
Total liabilities and stockholders’ equity	$58,436	$79,408

Consolidated Statements of Operations

	Three Months Ended March 31,

(in thousands, except share and per share data)	2020	2021
Revenues:
Product revenue, net	$156	$130
Collaboration revenue	145	2,002
Research premium and grant revenue	488	397
Total revenue	789	2,529
Operating expenses:
Cost of product sales	(8)	(62)
Research and development expenses	(4,944)	(3,868)
Selling, general and administrative expenses	(16,025)	(12,047)
Total operating expenses	(20,977)	(15,977)
Loss from operations	(20,188)	(13,448)
Other income (expense):
Other income (expense), net	798	(122)
Interest income	64	1
Interest expense	(1,024)	(222)
Loss on extinguishment of debt	(2,757)	—
Loss before income taxes	(23,107)	(13,791)
Income tax expense	(152)	(190)
Net loss	$(23,259)	$(13,981)

Loss per share
Basic and Diluted ($ per share)	$(2.46)	$(0.53)
Weighted average number of shares:
Basic and Diluted	9,459,515	26,413,590

Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
(in thousands)	2020	2021
Net cash provided by (used in):
Operating activities	$(28,108)	$(21,626)
Investing activities	(20)	(120)
Financing activities	(30,219)	34,930
Effects of exchange rate changes on the balance of cash held in foreign currencies	(682)	244
Net decrease (increase) in cash and cash equivalents and restricted cash	(59,029)	13,428
Cash and cash equivalents and restricted cash at beginning of quarter	86,411	41,590
Cash and cash equivalents and restricted cash at end of quarter	$27,382	$55,018